Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

August 2017

Members and Friends:

Safety – We are now 90% of the way through our fiscal year, our employees continue to work safely and have achieved over seven years without a lost-time day accident.  Many employees have also completed their plant safety goal for the year by participating in our plant wide housekeeping goal.
Lewis Township Volunteer Fire Dept. was here to practice a “mock rescue drill’ with a new Grain Entrapment tube.  They were very pleased we could help with their practice.
Dan Velasquez, our safety manager recently attended a safety conference in KC in which 65 ethanol plants were represented.  This conference is always beneficial to learn the latest safety information.  In addition, seven employees also attended the A.C.E. Fall Protection Training which Bunge offers.

Financials – On Thursday, August 3, 2017, we issued a press release announcing our quarterly financial results as of and for the fiscal quarter ended June 30, 2017.  Our quarterly Form 10-Q was filed with the SEC that same day.  Theses financials and press release can be accessed on our website www.sireethanol.com (click the Investor Relations Tab).  There is a link to the SEC filings (select “SIRE’s SEC forms are available for viewing on the SEC’s Website-View”).  Our financial results are reported quarterly and annually.  They contain our financial, operational and statistical information.  The press release was also sent to our newsletter email list which includes each SIRE member who has provided us with their email address.

Operations - During the third fiscal quarter ending June 30, 2017, we produced 30.0 million gallons of denatured ethanol.
The start of the third fiscal quarter was a record ethanol production month in May, 12.3 million gallons. With our new hammer mills and improved processes, we also achieved near record yields.
The last two months in the quarter were impacted by an early hot summer. High temperatures have significant impact on fermentation. Our plant throughputs were reduced during June.
Railcar logistics also played an impact during this time, too. Despite these challenges, we continued to drive costs down with high yields and plant efficiencies.
We brought on our new Cooling Tower expansion this past month. We are finalizing other small improvements in our water production. We are nearly complete on new card readers for scale.
This will continue to improve the truck traffic coming in and out of SIRE and better utilization of our two corn dumps for Enogen and #2 yellow corn.

Human Resources and Administration – We continue to have opportunities to share our plant and the story of ethanol as a clean, renewable fuel to several tour groups.  In June, we hosted Husch Blackwell’s summer associates tour, Council Bluffs Community School district tour for after school career exploration, and a farm manager tour.
On July 18th, we hosted IWCC high school students enrolled in a sustainable energy summer program.  We shared a brief career overview needed to work in the ethanol industry.  We also covered the training and education necessary to work in our industry.
We had one of our larger tours in July hosting 120 individuals for a fertilizer national sales meeting.

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On August 10th, we hosted our first Red Cross blood drive.  We collected fifteen pints of blood and potentially saved 45 lives!
Thirty Council Bluffs industrial education instructors toured our plant looking at employment opportunities and career advice in the ethanol field.
For individuals interested in a career with SIRE, applications are always welcome and are taken online at www.SIREethanol.com.  The online application can be found via the Employment tab.  Check out the “open positions” tab for available jobs.  We currently have immediate openings for an electrician, material handler, and production operator.  We encourage individuals to apply at any time.  Please contact Whitney Radford, HR Assistant or Laura Schultz, Director of Human Resources, if you have any questions about the application process or a position.

Markets - If you would like to sell corn or purchase our byproducts (distillers’ grains and wet cake), please contact our Merchandising team directly at the following numbers:  Kristan Barta, 712-352-5010 for corn, DDGS and wet cake or Dustin Ploeger, 712-352-5015 for assistance with corn sales and distillers’ grain purchases.  You may also contact them by calling our office (712-366-0392) and ask for a merchandiser.  Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours.  We now provide text messages specifically for Enogen deliveries.  Kristan and Dustin have regular office hours at the plant if you need to stop in and see them.  For corn oil sales, please contact Dan Wych, Plant Manager (712-352-5013).
If you want to view your SIRE accounts, you can sign up for iView on our website, iView also has a smartphone app you can download for quick viewing of our hours, hour changes, and bids.

General Manager Notes – This fall will bring in the third harvest of acres of Enogen corn we contracted directly with the grower.  We are currently finalizing Enogen acres for 2018 crop year.
We were given the opportunity again this year to participate in the Syngenta Stop Hunger Now event to package meals for children in developing countries.  On June 4th, more than 50 SIRE families, friends and customers gathered at Westfair and packaged over 20,000 meals to be sent to a developing country.  The Westfair Board donated the space.  Syngenta provided the funding for the product we packaged.  In four hours, we completed the packaging.  Food and donations of over $1,000 were collected for the local homeless shelter, MICAH house.  If you are interested in this great organization, you can get more information at www.stophungernow.org.
We recently put together our strategic planning presentation for the Board of Directors.  It is exciting to learn about the various opportunities we have to add value to this plant!  We continue to make good progress on paying down debt.
As you may have heard, Aug. 31st was the deadline for public comment to the EPA on their proposed 15 billion gallon requirement for 2018 Renewable Fuel Standard volumes.  Many of you, as well as our employees, customers and vendors, sent in comments or went on line and added their signature to letters in support.  We know we need to continue to educate the public, governmental officials, and elected individuals on the important part ethanol plays in clean energy, jobs, and sustainable energy independence.  Please contact me if you have any questions, or if you would like any materials to help get this message out to your friends and family.

Thank you for your support.

Brian Cahill
General Manager/CEO

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